EXHIBIT 11.1

                           JEVIC TRANSPORTATION, INC.

                   PRO FORMA NET INCOME PER SHARE CALCULATION
                    (in thousands, except per share amounts)

                                                  Three Months Ended       Nine Months Ended
                                                     September 30,           September 30,
                                                  ------------------      ------------------
                                                   1997        1996        1997        1996
                                                  ------      ------      ------      ------
Pro forma net income .......................      $2,463      $2,046      $5,184      $2,543
                                                  ======      ======      ======      ======
Weighted average shares outstanding ........       6,858       6,858       6,858       6,858
Dilutive effect of common stock
   equivalents..............................         179         179         179         179
Weighted average number of shares that were
   required to be sold to fund distributions
   to the S Corporation shareholders .......         728         728         728         728
                                                  ------      ------      ------      ------
Shares used in computing pro forma
   income per share ........................       7,765       7,765       7,765       7,765
                                                  ======      ======      ======      ======
Pro forma net income per share .............      $ 0.32      $ 0.26      $ 0.67      $ 0.33
                                                  ======      ======      ======      ======